Pricing Supplement dated September 6, 2001                   Rule 424(b)(2)
To Prospectus dated December 1, 1999 and                     File No. 333-88509
Prospectus Supplement dated June 28, 2000)                   Cusip No. 88319QD34



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue
                                  Floating Rate


Principal Amount: $300,000,000         Initial Interest Rate:  To be determined

Agent's Discount or Commission: 0.25%  Original Issue Date:  September 17, 2001

Net Proceeds to Issuer: $299,250,000   Stated Maturity Date:  September 17, 2003



Interest Category:

       X    Regular Floating Rate Note
     ------

            Floating Rate/Fixed Rate Note
     ------
            Fixed Rate Commencement Date:
            Fixed Interest Rate:_________%

            Inverse Floating Rate Note
    -------
            Fixed Interest Rate:________%
    --------

Interest Rate Basis or Bases:
        CD Rate                        Federal Funds Rate       Prime Rate
   ---                            ---                      ---
        CMT Rate                   X   LIBOR                    Other (see
   ---                            ---                      ---   attached)
        Commercial Paper Rate          Treasury Rate
   ---                            ---
If LIBOR:
        LIBOR Reuters Page:
   ---
    X   LIBOR Telerate Page:   3750
   ---
   LIBOR Currency:  USD


If CMT Rate:
     CMT Telerate Page:
              Telerate Page 7051
         ---
              Telerate Page 7052
         ---
                  Weekly Average
              ---
                  Monthly Average
              ---


Spread (+/-):   + 0.20%                           Maximum Interest Rate:    %

Spread Multiplier:                                Minimum Interest Rate:    %

Index Maturity:   3 month

Initial Interest Reset Date:        December 17, 2001

Interest Reset Dates: December 17, March 17, June 17 and September 17 of each year, commencing December 17, 2001

Interest Payment Dates: December 17, March 17, June 17 and September 17 of each year, commencing December 17, 2001


Regular Record Date(s): 15 calendar days before each Interest Payment Date, whether or not a business day.

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:
      X   Actual/360 for the period from September 17, 2001 to September 17,
     ---  2003

          Actual/Actual for the period from              to
     ---                                    -----------     ---------------

          30/360 for the period from           to
     ---                             ---------    ----------

Redemption:
      X   The Notes cannot be redeemed  prior to the Stated Maturity Date.
     ---
          The Notes can be redeemed prior to Stated Maturity Date.
     ---  Initial Redemption Date:
          Initial Redemption Percentage:   _______ %
          Annual Redemption Percentage Reduction _____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

      X   The Notes cannot be repaid prior to the Stated Maturity Date.
     ---

          The Notes can be repaid prior to the Stated Maturity Date at the --- option of the Holder of the Notes.
          Optional  Repayment  Date(s):
          Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:       Yes   X   No
                          ---       ---

     Issue Price:      %

              Total Amount of OID:
              Yield to Maturity:
              Initial Accrual Period OID:

Agent:

      X   Merrill Lynch, Pierce,                    FleetBoston Robertson
     ---  Fenner & Smith Incorporated          ---  Stephens Inc.

      X   Banc of America Securities LLC            J. P. Morgan Securities Inc.
     ---                                       ---

      X   Barclays Capital Inc.                     Salomon Smith Barney Inc.
     ---                                       ---

          Deutsche Bank Securities Inc.             UBS Warburg LLC
     ---                                       ---

          First Union Securities, Inc.              Other:
     ---                                       ---        ----------------------


Agent acting in the capacity as indicated below:
      X   Agent            Principal
     ---               ---

If as Principal:

          The Notes are being offered at varying prices related to prevailing --- market prices at the time of resale.

          The Notes are being offered at a fixed initial public offering price --- of _______% of the principal amount.


If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other Provisions:

     Terms are not completed for certain items above because such items are not applicable.